Exhibit 10.2

FORM OF

SECOND AMENDMENT TO

SEVERANCE COMPENSATION AGREEMENT

For Karen Narwold, Scott Tozier, and Matthew Juneau

This AMENDMENT modifies the Severance Compensation Agreement dated [    ] between Albemarle Corporation, a Virginia corporation (the “Company”), and [    ] (“Employee”) (referred to herein as the “Agreement”).

1.    Subparagraph (iii)(b) of Paragraph 2(a) of the Agreement is amended and restated in its entirety as follows:

“(b) If you are not eligible for the retiree medical plans, you will no longer continue to participate in the Corporation’s medical, dental, or vision plans, as applicable, except for COBRA. If you elect to receive COBRA benefits, the Corporation shall provide you with such benefits at no cost to you for eighteen (18) months following your loss of medical, dental, and vision coverage, as applicable.”

2.    The title of subparagraph (viii) of Paragraph 2(a) of the Agreement shall be changed from “Reduction of Severance Payment” to “Reduction of Payments.”

3.    A new subparagraph (xi) shall be added to Paragraph 2(a) of the Agreement as follows:

“(xi) Relocation.    Following your Date of Termination, the Corporation shall provide you with relocation benefits available under the Corporation’s U.S. Domestic Executive Relocation Policy, but only to the extent you (i) had relocated in connection with your employment with the Corporation within two (2) years before your Date of Termination and (ii) you are moving back to a state where you had relocated from within the two (2) years before your Date of Termination. The benefits described in this subparagraph (xi) must be used, if at all, no later than the end of the second year after the year that contains your Date of Termination. To the extent any relocation expenses will be reimbursed to you, the reimbursement must be paid to you no later than the end of the third year after the year that contains your Date of Termination.”

4.    Paragraph 6(b) of the Agreement is amended to replace the reference to “first anniversary” with “second anniversary” instead.

5.    Paragraph 7(c) of the Agreement is amended and restated in its entirety as follows:

“c.    In consideration for your agreement to the provisions of this Paragraph 7, the Corporation shall pay you, not later than the fifth (5th) day following the Determination Date (as defined below) the amount determined to be the value of your agreement to the provisions of this Paragraph 7 during the Non-Competition Period (the “Non-Competition Payment”). The value of your Non-Competition Payment for these purposes shall be determined by an unrelated third party in the business of valuing non-competition payments (the “Valuation Firm”). All costs for obtaining and defending the valuation shall be borne by the Corporation. The date the Valuation Firm finalizes the Non-Competition Payment amount will be the Determination Date.

The payment made to you pursuant to this Paragraph 7 is intended to constitute reasonable compensation for purposes of the Code. You shall notify the Corporation in writing of any written claim, objection, litigation, assessment, etc. by any federal, state, or local taxing authority regarding the Non-Competition Payment and its treatment as reasonable compensation under the Code. The notification shall apprise the Corporation of the nature of such claim and shall include a copy of any written correspondence from the relevant taxing authority. Such notification shall be given as soon as practicable but no later than thirty (30) business days after you actually receive notice in writing of such claim. The Corporation shall be responsible for hiring qualified legal counsel and other professionals acceptable to you to defend any challenge and pursue litigation regarding the Non-Competition Payment’s status as reasonable compensation under the Code until the matter is concluded. Any expenditure by the Corporation in any year to defend against the claim shall not have any impact on the expenses the Corporation may incur in defending against the claim in any subsequent year. The Corporation shall pay any expenses related to defense of the claim no later than the year after the year the expense was incurred. The Corporation’s obligations under this Paragraph 7(c) shall exist until the date of your death. The obligation of the Corporation to defend against any claim may not be subject to liquidation or exchanged for any other benefit. The Corporation’s obligations under this section shall be performed by the Corporation in good faith.”

6.    Except as otherwise provided in this Amendment, defined terms used in this Amendment shall have the same meanings as set forth in the Agreement, and all other terms and provisions of the Agreement, as amended, shall remain unchanged.

IN WITNESS WHEREOF, the Company and Employee have caused this Amendment to be signed, each on their own behalf, as of this 8th day of December, 2016.

ALBEMARLE CORPORATION

By:

[ ]
Employee

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